Exhibit 99.1

                   Ramco-Gershenson Properties Trust
                Reports Results for Third Quarter 2007


    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Oct. 23,
2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the third quarter ended September 30, 2007.

    Financial Information for the Third Quarter 2007:

    --  Diluted FFO per share of $0.66, an increase of 4.8%

    --  Diluted FFO of $14.1 million

    --  Total revenues of $37.8 million

    --  Diluted EPS from continuing operations of $0.15

    Company Highlights for the Third Quarter 2007:

    -- Acquired Nora Plaza in Indianapolis, IN and Old Orchard shopping center in West Bloomfield, MI through joint ventures

    --  Identified new development in central Florida

    --  Commenced three additional value-added redevelopment projects

    --  Increased same center net operating income by 2.3%

    -- Opened 20 new non-anchor stores, 19.5% over portfolio rental averages

    --  Renewed 21 non-anchor leases, 11.6% over prior rental rates

    Financial Results

    For the three months ended September 30, 2007, diluted Funds from Operations (FFO) increased 4.4% to $14.1 million compared with $13.5 million for the three months ended September 30, 2006. On a per share basis, diluted FFO increased 4.8% to $0.66, compared with $0.63 in 2006. Total revenues decreased 2.6% to $37.8 million, compared to $38.8 million in 2006, as a result of transferring assets to a number of the Company's joint ventures. Income from continuing operations for the quarter was $3.3 million, or $0.15 per diluted share, compared to $4.5 million, or $0.17 per diluted share in 2006, as a result of decrease in the gains on sale of real estate assets.

    For the nine months ended September 30, 2007, diluted FFO increased 1.7% to $41.3 million compared with $40.6 million for the nine months ended September 30, 2006. On a per share basis, diluted FFO increased 2.1% to $1.92, compared with $1.88 in 2006. Total revenues increased 1.1% to $115.1 million, compared to $113.8 million in 2006. Income from continuing operations was $38.2 million, or $1.96 per diluted share, compared to $13.5 million, or $0.51 per diluted share in 2006. Income from continuing operations was positively impacted by a $26.7 million (net of minority interest) gain on the sale of real estate assets in 2007.

    "I am pleased to report positive earnings and solid operational results for the quarter," said Dennis Gershenson, President and Chief Executive Officer. "The Company continues to source acquisitions for its joint ventures and during the quarter we completed our $450 million commitment with ING Clarion. Our development pipeline now includes four projects that are all moving through the entitlement process. We are very enthusiastic about the value-added redevelopment opportunities in our core portfolio and have identified 14 additional projects, which will commence throughout the remainder of 2007 and into 2008. Our goal is to continue to execute a business plan this year and next that generates long-term growth and maximizes shareholder value."

    Operating Highlights

    Joint Venture Acquisitions

    During the quarter, the Company acquired the Old Orchard shopping center in West Bloomfield, Michigan, as part of its joint venture with ING Clarion. Old Orchard is a 95,000 square foot shopping center previously anchored by a 54,000 square foot Farmer Jack (A & P) Supermarket. The center's location in an affluent, densely populated trade area creates a unique opportunity to completely redevelop the property. The purchase of this asset plus the redevelopment capital anticipated for the center will fill the $450 million commitment for the ING Clarion joint venture, which was formed in December 2004. Additional acquisitions for this joint venture will be subject to the approval of the partnership on an asset by asset basis.

    During the quarter, the Company also acquired Nora Plaza in Indianapolis, Indiana, through a newly formed joint venture with Heitman LLC. Nora Plaza is a 264,000 square foot community shopping center anchored by Wild Oats Natural Marketplace, Marshalls and Target, a shadow anchor. Ramco-Gershenson holds a 7% interest in the joint venture.

    Development

    As previously announced, the Company is in various stages of development on a number of new projects, each located at major highway interchanges in metropolitan markets:

    -- The Town Center at Aquia in Stafford, Virginia (a suburb of Washington D.C.), involves the complete demolition of an existing 200,000 square foot shopping center currently owned by the Company and the development of a 730,000 square foot mixed-use complex, including retail, entertainment and office as well as approximately 350 residential units. The Company is nearing completion on the construction of the first retail/office building on the site. Northrop Grumman has signed a lease to occupy 49,000 square feet or approximately half of the office building and will take possession of its space in the fourth quarter of 2007. The total project cost is estimated at $165 million.

    -- Hartland Towne Square in Hartland Township, Michigan, is being developed as a 550,000 square foot open-air power center, strategically located an equal commuting distance between four major business centers in the state. The Meijer discount department store chain has committed to build a 192,000 square foot superstore at the shopping center. Ramco-Gershenson is currently in negotiations with a major home improvement operator as the second anchor for the project. Plans also include at least three mid-box national retailers as well as a number of outlots. An entertainment component is also being considered for the development. The project is currently in the governmental approval stage and site work is expected to commence within the next 120 days. The project is being developed through a joint venture and is expected to cost $50 million.

    -- Northpointe Town Center in Jackson, Michigan, is being developed in a power/town center format and will encompass approximately 575,000 square foot of retail, entertainment and office space. Negotiations are currently underway with a number of national anchor retailers for the shopping center. The project is on schedule for ground breaking in the spring of 2008. The site is located at two expressway interchanges in close proximity to two other successful Ramco-Gershenson properties. The overwhelming tenant demand at these existing centers was the driving force for an additional shopping center in the market. The total project cost is estimated at $70 million.

    During the quarter, the Company made substantial progress on one additional development. The project is located in central Florida in close proximity to a number of the Company's existing shopping centers. The planned development will encompass approximately 300,000 square feet of retail space in a traditional power center format. The estimated project cost is $45 million.

    Also during the quarter, the Company completed the sale of a 2.5 acre parcel adjacent to its River City Marketplace in Jacksonville, Florida, to a joint venture of which the Company is a partner. Ramco-Gershenson will develop and lease the parcel earning market fees for its services. After this sale, only four outlots and 13,000 square feet of in-line space, in a project encompassing over 900,000 square feet, remain to be leased at the property.

    Redevelopment

    During the quarter, the Company commenced three additional value-added redevelopment projects. Two of the projects are at shopping centers purchased this year through the Company's ING Clarion joint venture. At the Old Orchard shopping center in West Bloomfield, Michigan, a complete shopping center revitalization including the retenanting of a 54,000 square foot anchor space previously occupied by a Farmer Jack (A & P) Supermarket is currently underway. At Cocoa Commons in Cocoa Beach, Florida, construction has begun for 15,000 square foot of additional small shop space, doubling the amount currently available at the center. The third project at Holcomb Center in Roswell, Georgia, involves the retenanting of a vacant 40,000 square foot A & P Supermarket. Facade and structural improvements will accompany the retenanting at this wholly-owned asset.

    At September 30, 2007, including the projects mentioned above, the Company was actively redeveloping seven shopping centers impacting approximately 415,000 square feet with a total estimated project cost of $34.7 million. In addition, the Company has identified 14 new value-added redevelopment projects at Company owned or joint venture assets, which should commence over the next 15 months.

    Leasing

    During the third quarter, for both core and joint venture properties, 20 new non-anchor stores opened in 63,134 square feet, at an average base rent of $18.77 per square foot, an increase of 19.5% over portfolio average rents. In addition, 21 non-anchor leases were renewed impacting 83,947 square feet, at an average base rent of $14.95 per square foot, an increase of 11.6% over prior rental rates. Same center property operating income for the quarter increased 2.3%. At September 30, 2007, the portfolio was 93.7% occupied.

    Debt and Market Capitalization

    Total debt at quarter-end was approximately $676.4 million with an average interest rate of 6.1% and an average maturity of 52 months. Of that total, $557.2 million was fixed rate debt and $119.2 million was variable rate debt. As of September 30, 2007, debt to market capitalization was 49.4% and total capitalization approximated $1.4 billion.

    Preferred Share Redemption/Dividend

    Subsequent to quarter-end, the Company announced that it will redeem all of its outstanding 9.5% Series B cumulative convertible preferred shares of beneficial interest, (NYSE:RPT.PRB) on November 12, 2007. The 1,000,000 Series B preferred shares will be redeemed at $25.00 per share, plus accrued and unpaid dividends.

    On October 2, 2007, the Company paid a third quarter common share dividend of $0.4625 per share and a third quarter dividend of $0.5938 per Series B cumulative redeemable preferred share for the period of July 1, 2007 through September 30, 2007, to shareholders of record on September 20, 2007.

    Earnings Guidance/Conference Call

    The Company expects 2007 annual diluted FFO per share to be between $2.61 and $2.69. In addition, the Company expects earnings per diluted common share to be between $2.10 and $2.20.

    Management considers funds from operations, also known as "FFO" to be an appropriate supplemental measure of financial performance for a REIT. Please see the reconciliation of funds from operations to net income later in this press release.

    Ramco-Gershenson will host a live broadcast of its third quarter conference call on Wednesday, October 24, 2007, at 10:00 a.m. eastern time, to discuss its financial results. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (866) 202-4683, passcode 82236307. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (888) 286-8010, passcode 76829975 (for one week).

    Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 86 shopping centers totaling approximately
19.2 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Trust's website at www.rgpt.com.

    This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.



                  RAMCO-GERSHENSON PROPERTIES TRUST
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                              For the Three Months For the Nine Months
                              Ended September 30,  Ended September 30,
                              -------------------- -------------------
                                 2007       2006     2007      2006
                              ----------  -------- --------- ---------
REVENUES:
    Minimum rents              $ 24,102   $25,328  $ 72,870  $ 75,113
    Percentage rents                117       225       525       610
    Recoveries from tenants      10,452    10,738    32,921    30,920
    Fees and management income    1,132     1,312     5,162     4,073
    Other income                  1,949     1,212     3,625     3,092
                              ----------  -------- --------- ---------
          Total revenues         37,752    38,815   115,103   113,808
                              ----------  -------- --------- ---------
EXPENSES:
    Real estate taxes             5,072     5,025    15,304    14,793
    Recoverable operating
     expenses                     5,968     6,000    18,225    17,236
    Depreciation and
     amortization                 8,132     8,105    24,600    24,058
    Other operating                 770     1,263     2,044     2,882
    General and administrative    4,043     3,328    10,950    10,724
    Interest expense              9,887    11,767    31,649    33,326
                              ----------  -------- --------- ---------
          Total expenses         33,872    35,488   102,772   103,019
                              ----------  -------- --------- ---------
Income from continuing
 operations before gain (loss)
 on sale of real estate
 assets, minority interest and
 earnings from unconsolidated
 entities                         3,880     3,327    12,331    10,789
Gain (loss) on sale of real
 estate assets                     (107)    1,204    31,269     2,937
Minority interest                (1,177)     (877)   (7,212)   (2,549)
Earnings from unconsolidated
 entities                           688       864     1,806     2,356
                              ----------  -------- --------- ---------
Income from continuing
 operations                       3,284     4,518    38,194    13,533
                              ----------  -------- --------- ---------
Discontinued operations, net
 of minority interest:
  Gain (loss) on sale of real
   estate assets                      -       (28)        -       926
  Income from operations              -         9         -       402
                              ----------  -------- --------- ---------
Income (loss) from
 discontinued operations              -       (19)        -     1,328
                              ----------  -------- --------- ---------
Net income                        3,284     4,499    38,194    14,861
Preferred stock dividends          (593)   (1,664)   (2,863)   (4,991)
Loss on redemption of
 preferred shares                     -         -       (35)        -
                              ----------  -------- --------- ---------
Net income available to common
 shareholders                  $  2,691   $ 2,835  $ 35,296  $  9,870
                              ==========  ======== ========= =========

Basic earnings per common
 share:
     Income from continuing
      operations               $   0.15   $  0.17  $   2.00  $   0.51
     Income from discontinued
      operations                      -         -         -      0.08
                              ----------  -------- --------- ---------
     Net income                $   0.15   $  0.17  $   2.00  $   0.59
                              ==========  ======== ========= =========

Diluted earnings per common
 share:
     Income from continuing
      operations               $   0.15   $  0.17  $   1.96  $   0.51
     Income from discontinued
      operations                      -         -         -      0.08
                              ----------  -------- --------- ---------
     Net income                $   0.15   $  0.17  $   1.96  $   0.59
                              ==========  ======== ========= =========

Basic weighted average common
 shares outstanding              18,469    16,569    17,642    16,698
                              ==========  ======== ========= =========
Diluted weighted average
 common shares outstanding       18,520    16,621    18,544    16,739
                              ==========  ======== ========= =========

COMPREHENSIVE INCOME
Net income                     $  3,284   $ 4,499  $ 38,194  $ 14,861
Other comprehensive income:
    Unrealized gain (loss) on
     interest rate swaps           (727)   (1,005)     (530)      190
                              ----------  -------- --------- ---------
Comprehensive income           $  2,557   $ 3,494  $ 37,664  $ 15,051
                              ==========  ======== ========= =========




                  RAMCO-GERSHENSON PROPERTIES TRUST
               CALCULATION OF FUNDS FROM OPERATIONS (1)
               (In thousands, except per share amounts)
                             (Unaudited)

                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                    2007     2006     2007      2006
                                 --------- -------- --------- --------

Net Income                        $ 3,284  $ 4,499  $ 38,194  $14,861
Add:
  Depreciation and amortization
   expense                          9,192    8,713    27,445   25,838
  Minority interest in
   partnership:
     Continuing operations          1,222      877     7,212    2,549
     Discontinued operations            -        -         -       69
Less:
  Loss (gain) on sale of real
   estate (2)                       1,017      (25)  (29,797)     (25)
  Discontinued operations, gain
   (loss) on sale of real estate,
   net of minority interest             -       28         -     (926)
                                 --------- -------- --------- --------
Funds from operations              14,715   14,092    43,054   42,366
Less:
  Series B Preferred Stock
   dividends                         (593)    (593)   (1,781)  (1,781)
                                 --------- -------- --------- --------
Funds from operations available
 to common shareholders           $14,122  $13,499  $ 41,273  $40,585
                                 ========= ======== ========= ========

Weighted average equivalent
 shares outstanding, diluted       21,439   21,439    21,464   21,557
                                 ========= ======== ========= ========

Funds from operations available
 to common shareholders per
 diluted share                    $  0.66  $  0.63  $   1.92  $  1.88
                                 ========= ======== ========= ========

(1) Management considers funds from operations, also known as "FFO," an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America ("GAAP"), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our
 performance.   We consider FFO as a useful measure for reviewing our
 comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2) Excludes gain on sale of undepreciated land of $1,472 in 2007 and $2,911 in 2006.




                  RAMCO-GERSHENSON PROPERTIES TRUST
                     CONSOLIDATED BALANCE SHEETS
               (In thousands, except per share amounts)

                                            September 30, December 31,
                                                 2007         2006
                                            ------------- ------------
                                             (Unaudited)

ASSETS
Investment in real estate, net                $  916,901   $  897,975
Cash and cash equivalents                          7,662       11,550
Restricted cash                                    9,664        7,772
Accounts receivable, net                          34,736       33,692
Equity investments in and advances to
 unconsolidated entities                          79,020       75,824
Other assets, net                                 39,073       38,057
                                            ------------- ------------

     Total Assets                             $1,087,056   $1,064,870
                                            ============= ============

LIABILITIES
Mortgages and notes payable                   $  676,383   $  676,225
Accounts payable and accrued expenses             36,036       26,424
Distributions payable                             10,478       10,391
Capital lease obligation                           7,504        7,682
                                            ------------- ------------

     Total Liabilities                           730,401      720,722
Minority Interest                                 42,653       39,565

SHAREHOLDERS' EQUITY
   Preferred Shares of Beneficial Interest,
    par value $0.01, 10,000 shares
    authorized:
      9.5% Series B Cumulative Redeemable
       Preferred Shares; 1,000 shares issued
       and outstanding, liquidation value of
       $25,000                                    23,804       23,804
      7.95% Series C Cumulative Convertible
       Preferred Shares; 1,889 shares issued
       and 1,888 shares outstanding and
       liquidation value of $53,808, as of
       December 31, 2006                               -       51,714
   Common Shares of Beneficial Interest, par
    value $0.01, 45,000 shares authorized;
    18,469 and 16,580 issued and outstanding
    as of September 30, 2007 and December
    31, 2006, respectively                           185          166
   Additional paid-in capital                    386,824      335,738
   Accumulated other comprehensive income
    (loss)                                          (283)         247
   Cumulative distributions in excess of net
    income                                       (96,528)    (107,086)
                                            ------------- ------------
Total Shareholders' Equity                       314,002      304,583
                                            ------------- ------------
      Total Liabilities and Shareholders'
       Equity                                 $1,087,056   $1,064,870
                                            ============= ============



    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or Richard Smith, CFO, 248-350-9900
             FAX: 248-350-9925